Exhibit 99.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made as of this 2nd day of May 2018, by and among David L. Kanen, Kanen Wealth Management LLC (“Kanen Wealth Management”) (collectively, together with their respective affiliates and the other participants in their pending proxy solicitation and members of their “group” (as such term is defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “Kanen Group”, and each individually, a “member” of the Kanen Group), and Aqua Metals, Inc., a Delaware corporation (the “Company”).

WHEREAS, as of the date hereof, the Kanen Group, directly and indirectly, beneficially owns 2,167,596 shares of common stock, $.01 par value, of the Company (the “Common Stock”), which represents approximately 8.0% of the issued and outstanding shares of Common Stock, as disclosed by the Kanen Group in Amendment No. 4 to its statement on Schedule 13D jointly filed by the Kanen Group with the Securities and Exchange Commission (the “SEC”) on April 25, 2018.

WHEREAS, pursuant to various correspondences and public announcements and filings with the SEC, the Kanen Group commenced a solicitation of proxies in opposition to the election of the director-candidates heretofore nominated by the Company’s Board of Directors (the “Board”) for election at the Company’s 2018 Annual Meeting of Stockholders currently scheduled to be convened on June 5, 2018 (as such meeting may be postponed or adjourned as required by applicable law or as otherwise may be desired by the Company and the Kanen Group in order to facilitate the matters set forth in the Agreement, the “2018 Annual Meeting”) and identified as such in the Company’s definitive proxy materials first disseminated to the Company’s stockholders on April 18, 2018;

WHEREAS, the Board and the Kanen Group believe that the continuation of a protracted and adversarial contested election in respect of the 2018 Annual Meeting is not in the best interests of the Company’s stockholders and the Company, and in order to eliminate the continuation of such costly, time consuming and distracting proceedings the Board and the Kanen Group desire to reach a prompt, fair and equitable settlement with respect to the recomposition of the Board and certain other matters hereafter set forth which the Board has determined to be in the best interests of the Company’s stockholders and the Company;

NOW, THEREFORE, in consideration of and reliance upon the mutual premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Board Matters; Board Appointments; 2018 Annual Meeting.

(a)The Company agrees that the Board and all applicable committees of the Board shall, effective as of the date of this Agreement, take all necessary actions to (i) increase the size of the Board from five (5) to six (6) members; and (ii) appoint S. Shariq Yosufzai and Sushil (“Sam”) Kapoor (the “Kanen Designees”), or any replacement nominees in accordance with Section 1(i) below, as directors of the Company and to the applicable Board committees pursuant to Section 1(d) below. Messrs. Yosufzai and Kapoor shall fill the vacancies created by the expansion of the Board and the resignation of Selwyn Mould, who the Company hereby represents has submitted a letter of resignation to the Board that will become effective upon the execution and delivery of this Agreement. Subject to Section 1(b) and Section 1(c) below, the Kanen Group and the Company agree that, until the earlier of (x) the second anniversary of the date hereof and (y) such date on which the Kanen Group no longer, directly or indirectly, beneficially owns at least 4.0% (subject to adjustment for share issuances, stock splits, reclassifications, combinations and similar actions by the Company that increase the number of outstanding shares) of the Company’s outstanding Common Stock (the earlier of such events described in clauses (x) and (y) above being hereafter referred to as the “Nomination Right Expiration Date”), the Kanen Group shall have the right to submit to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) two (2) nominees for inclusion as Board-recommended director candidates (the “Kanen Nominees”) in the Company’s definitive proxy materials disseminated to the Company’s stockholders for their consideration with respect to (i) the 2018 Annual Meeting and (ii) each annual meeting of the Company’s stockholders subsequently convened prior to the Nomination Right Expiration Date at which directors of the Company are to be elected (each such subsequent annual meeting being hereafter referred to as a “Post-2018 Annual Meeting”). Each Kanen Nominee submitted to the Nominating Committee pursuant to this Section 1(a) shall qualify as an “independent director” under applicable Nasdaq Stock Market rules.

(b)Prior to the date of this Agreement, the Nominating Committee has reviewed and evaluated the background and qualifications of each of the Kanen Designees, has determined that the appointment of the Kanen Designees as directors of the Company, and the Company’s nomination of the Kanen Designees for election as directors of the Company at the 2018 Annual Meeting, would be in the best interests of the Company and its stockholders, and has recommended that the Board appoint the Kanen Designees as directors of the Company and include each of them as Board-recommended director candidates in the Company’s definitive proxy materials disseminated to the Company’s stockholders for their consideration with respect to the 2018 Annual Meeting. The Kanen Group acknowledges that each Kanen Nominee has submitted to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with their appointment and election as new Board members. Any substitute director recommended by the Kanen Group in accordance with Section 1(i) to replace a Kanen Nominee shall also promptly (but in any event prior to being appointed to the Board in accordance with this Agreement) submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members.

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(c)The Company agrees that it shall (i) promptly amend and/or supplement its definitive proxy materials heretofore disseminated to the Company’s stockholders in respect of the 2018 Annual Meeting to include therein, among other things, the Kanen Designees as Board-approved and recommended director candidates for election by the Company’s stockholders at the 2018 Annual Meeting, file such additional definitive proxy materials with the SEC and commence mailing on the date of such filing such additional materials to all holders of record of Common Stock as of April 25, 2018 (it being hereby acknowledged and agreed that the date for convening the Annual Meeting shall be reset to June 12, 2018 from June 5, 2018), (ii) recommend, support and solicit proxies for the Kanen Designees at the 2018 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the other nominees nominated by the Board for election as directors at the 2018 Annual Meeting and (iii) to the extent required under applicable law or as otherwise mutually desired by the Kanen Group and the Company, take all necessary corporate action to postpone the 2018 Annual Meeting, including, without limitation, reestablishing the record date for the 2018 Annual Meeting in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and conducting a new broker search under Rule 14a-13 under the Exchange Act.

(d)The Company agrees that effective immediately upon their appointment to the Board as directors of the Company in accordance with Section 1(a), (i) one (1) of the Kanen Designees shall be appointed by the Board to each of the Nominating Committee and the Compensation Committee of the Board (the “Compensation Committee”), with such committees thereafter consisting of four (4) and three (3) directors, respectively, and (ii) both of the Kanen Designees shall be appointed by the Board, together with Messrs. Vincent L. DiVito and Mark Stevenson, to a newly constituted CEO Search Committee of the Board (the “CEO Search Committee”), which shall be vested with the authority to engage and work directly with a recognized external executive search and consulting firm to identify highly qualified permanent Chief Executive Officer (“CEO”) candidates and to evaluate and interview such candidates and make recommendations to the full Board with respect to the potential hiring of such candidates.

(e)The Company further agrees that effective immediately upon his appointment to the Board as a director of the Company in accordance with Section 1(a), Mr. Yosufzai shall be appointed by the Board to serve as Non-Executive Chairman (and the lead independent director) of the Board.

(f)The Company agrees that the Kanen Group Designees shall receive (i) the same benefits of director and officer insurance, and any indemnity arrangements available generally to all directors then serving on the Board, (ii) the same compensation for service as a director as the compensation received by other non-employee directors then serving on the Board and as established by the Compensation Committee, subject to any modification of the amount and form of such compensation as hereafter may be determined by the Compensation Committee, and (iii) such other health, welfare and other similar benefits on the same basis as are available to all other non-employee directors then serving on the Board.

(g)In order to exercise its right pursuant to Section 1(a) to deliver and submit to the Nominating Committee two (2) Kanen Nominees for inclusion as Board-recommended director candidates in the Company’s definitive proxy materials disseminated to the Company’s stockholders for their consideration with respect to each Post-2018 Annual Meeting, the Kanen Group shall either (i) confirm that the Kanen Designees will serve as the Kanen Nominees or (ii) submit such other Kanen Nominee(s) to the Nominating Committee in writing no more than 120 days nor less than 90 days prior to the date on which the Company’s definitive proxy materials were first released to the Company’s stockholders in respect of the prior year’s annual meeting of the Company’s stockholders, together with such information as the Nominating Committee may reasonably require to evaluate and investigate the background, reputation, business experience, education and professional credentials, and overall qualifications, of such Kanen Nominees. If, after completion of its evaluation and investigation of such other Kanen Nominee(s), the Nominating Committee determines that the Company’s nomination of the Kanen Nominees (to serve as Company directors) would be in the best interests of the Company and its stockholders, then not later than 24 hours after such determination, the Nominating Committee shall submit to the full Board the names of such Kanen Nominees, together with the Nominating Committee’s recommendation that such persons should be included in the Company’s definitive proxy materials as Board-approved and recommended director candidates for election by the Company’s stockholders at the applicable Post-2018 Annual Meeting.

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(h)If (i) after completion of its evaluation of any Kanen Nominee, the Nominating Committee determines that the Board’s nomination of such Kanen Nominee (to serve as a Company director) would not be in the best interests of the Company and its stockholders, or (ii) any Kanen Nominee previously nominated by the Board and elected by the Company’s stockholders determines not to stand for re-election at any Post-2018 Annual Meeting, the Kanen Group shall have the right to submit to the Nominating Committee a substitute nominee, in lieu and stead of such Kanen Nominee, for inclusion as a Board-recommended director candidate in the Company’s definitive proxy materials disseminated to the Company’s stockholders for their consideration with respect to the 2018 Annual Meeting or such applicable Post-2018 Annual Meeting.

(i)If any Kanen Designee included in the Company’s definitive proxy materials as a Board-approved and recommended director candidate for election by the Company’s stockholders at the 2018 Annual Meeting or any Kanen Nominee included in the Company’s definitive proxy materials as a Board-approved and recommended director candidate for election by the Company’s stockholders at any Post-2018 Annual Meeting (i) is not elected to serve as a Company director by the Company’s stockholders at such annual meeting (other than in the case of any such non-election resulting from a contested election) or (ii) is elected to serve as a Company director by the Company’s stockholders at such annual meeting and subsequently resigns, is removed by the Company’s stockholders or otherwise becomes unable or unavailable to serve during the term for which such Kanen Designee was theretofore elected, the Kanen Group shall have the right to submit to the Nominating Committee a substitute nominee to be appointed by the Board to fill the vacancy resulting from such resignation, removal or inability or unavailability to serve. If the Nominating Committee or the Board does not appoint such substitute recommended by the Kanen Group to the Board for any reason, the Kanen Group shall be permitted to continue to recommend substitute nominee(s) until a substitute director is elected to the Board. The Board and all applicable committees of the Board shall take all necessary actions to appoint such substitute Kanen Designee to any applicable committee of the Board of which the replaced director was a member, as applicable.

2. Standstill. The Kanen Group agrees that until the expiration of the Standstill Period, it shall not, and shall cause its controlled Affiliates and Associates (as such terms are defined in Rule 12b-2 under the Exchange Act) and its and their respective principals, directors, general partners, members, officers, employees, and agents and representatives acting on their behalf (collectively, the “Kanen Affiliates”) not to, directly or indirectly, without the prior express written invitation or authorization by the Board:

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(a) purchase or otherwise acquire, or agree to purchase or otherwise acquire, including through swap or hedging transactions or otherwise, any shares of Common Stock if, immediately after such purchase or acquisition, the Kanen Group, together with the Kanen Affiliates, would own, control or otherwise have any beneficial or other ownership interest in the aggregate of more than 9.9% of the then outstanding shares of Common Stock, provided that any shares of Common Stock granted or awarded to any of the Kanen Group Designees in their capacities as directors of the Company shall not be counted toward the 9.9% ownership limitation set forth in this Section 2(a);

(b) make, engage in or in any way participate in any “solicitation” (as such term is used in the proxy rules of the SEC, but without regard to the exclusion set forth in Rule 14a-1(1)(2)(iv) under the Exchange Act) of proxies, consents or voting authorizations with respect to the election or removal of directors of the Company or any other matter or proposal in respect of which the Company’s stockholders are requested or required to vote on, or become a “participant” (as such term is used in the proxy rules of the SEC) or assist any “participant” in any such solicitation of proxies, consents or voting authorizations from the Company’s stockholders;

(c) encourage, influence, induce or advise or assist any Person in so encouraging, influencing, inducing or advising any Person with respect to the giving, revocation or withholding of any proxy, consent or other authorization to vote any shares of Common Stock (other than solicitation activity that is consistent with the recommendation of and expressly authorized by the Board in connection with any matter submitted to the Company’s stockholders for their consideration and vote);

(d) form, join, encourage, influence, advise, act in concert with or in any way participate in any “group” (as defined pursuant to Section 13(d) of the Exchange Act), with respect to any Voting Securities (as defined below), other than solely with controlled Kanen Affiliates with respect to Voting Securities now or hereafter owned by them;

(e) (i) engage in, or become a party or counterparty to, any swap or hedging transaction or other derivative agreement of any nature with respect to Voting Securities or (ii) acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities, or rights or options to acquire any Voting Securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case of clause (i) or (ii) above;

(f) sell, offer or agree to sell, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by the Kanen Group or any Kanen Affiliate to any Third Party (as defined below);

(g) knowingly sell, offer or agree to sell to a Third Party, including through swap or hedging transactions or otherwise, any securities of the Company held by the Kanen Group or a Kanen Affiliate that would result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the then outstanding shares of Common Stock (including due to such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.9% of the outstanding shares of Common Stock prior to such sale, offer or agreement to sell), except in a transaction previously authorized and approved by the Board;

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(h) effect or seek, offer or propose to effect, cause, make or participate in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, business reorganization, spin-off/split-off, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or the Company’s securities or a material amount of the assets of the Company and its subsidiaries, taken as a whole (“Extraordinary Transaction”), or frustrate or seek to frustrate the pendency or consummation of any Extraordinary Transaction approved, recommended, proposed or endorsed by the Board, or make any public statement with respect to an Extraordinary Transaction (it being understood and agreed that the foregoing shall not restrict the Kanen Group from tendering shares, receiving payment for shares or otherwise participating in any such transaction, pro rata, on the same basis as all other stockholders of the Company, or from participating in any such transaction that previously has been approved and recommended by the Board), or make any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require or result in a public announcement regarding any of the types of matters set forth above in this Section 2;

(i) enter into a voting trust or proxy, arrangement or agreement or subject any Voting Securities to any voting trust or proxy, arrangement or agreement, in each case other than solely with other controlled Kanen Affiliates, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved with respect to matters recommended and submitted by the Board to the Company’s stockholders;

(j) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(k) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(l) alone or in concert with others, (i) call or seek to call or convene any meeting of stockholders, including any proposed action by written consent, (ii) except as set forth in Section 1 of this Agreement, seek election or appointment to, or representation on, the Board, or nominate or propose the nomination of, or recommend the nomination of, any candidate to, the Board, (iii) seek the removal or resignation of any member of the Board, (iv) solicit consents from stockholders or otherwise act to seek or act by written consent, or (v) conduct a referendum (irrespective of whether binding or precatory) of stockholders;

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(m) make any request for a stockholder list or for any other Company materials, books or records under Section 220 of the DGCL or other statutory or regulatory provisions providing for stockholder access to stockholder lists or Company books and records;

(n) make any public statement, announcement, or public proposal or request with respect to or take any action in support of (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any change in the capitalization or dividend policy of the Company, (iii) any change in the Company’s management, business, operating strategy, governance policies or corporate structure, (iv) any waiver, amendment or modification to the Company’s certificate of incorporation or By-Laws, or other actions which may impede the acquisition of control of the Company by any person, (v) causing any class or series of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class or series of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(o) institute, solicit, assist, opt into, or join (or threaten to do so) any litigation, action, complaint, arbitration or other proceeding against or involving the Company or any of its current former or future directors, officers, employees, stockholders or Affiliates (including derivative actions, direct class actions or otherwise), in order to effect or take any of the actions expressly prohibited by this Section 2 or to assert any claims against the Company or any of its current or former or future directors, officers, employees, stockholders or Affiliates for breach of fiduciary duty, U.S. federal securities law disclosure violations or otherwise;

(p) make any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or causes to be disparaged, the Company, any of the Company’s known Affiliates, or any of the Company’s past, present or future officers or directors appointed during the term of this Agreement, or take any action that would reasonably be expected to result in any such statement or announcement being publicly made by the Company or any Third Party (including in order to comply with any disclosure obligations under the applicable SEC rules);

(q) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(r) enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action that the Kanen Group is prohibited from taking pursuant to this Section 2;

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(s) make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal; or

(t) disclose any intention, plan, commitment or arrangement to do any of the foregoing.

As used in this Section 2, the following terms shall have the following meanings: (i) “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (ii) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (iii) “Standstill Period” means the period commencing on the date of this Agreement and terminating at 11:59 p.m., Eastern time, on December 31, 2019; provided that the Company shall not set a nomination deadline for stockholders to submit director candidates for election at the 2020 Annual Meeting of Stockholders for a date earlier than January 15, 2020; (iv) “Third Party” means any Person that is not the Kanen Group or an Affiliate of Associate of the Kanen Group; and (v) “Voting Securities” means the shares of Common Stock and any other securities of the Company entitled to vote generally in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

3. Chief Executive Officer; Chief Financial Officer; Observer Rights; Corporate Governance.

(a) Simultaneously with the execution of this Agreement the Board has hired and appointed Steve Cotton to serve as the Company’s President. Mr. Cotton will be invited and entitled to submit to the CEO Search Committee his candidacy as permanent CEO, together with, and on the same basis as, all other permanent CEO candidates who are identified and evaluated for such position by the CEO Search Committee. It is hereby agreed that Selwyn Mould will resign from his current position as interim CEO of the Company immediately following the Company’s filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and will continue to serve as Chief Operating Officer of the Company. Once a permanent CEO has been appointed by the Board, upon the recommendation of the CEO Search Committee and in accordance with this Section 3(a), he or she promptly shall be appointed by the Board to serve as a seventh (7th) director of the Company. The Company further agrees that at any time prior to the Nomination Right Expiration Date, the Board shall not take any action to increase the size of the Board to more than seven (7) members unless the Kanen Designees then serving on the Board consent to such action. It is hereby further agreed that Thomas M. Murphy shall resign as the Company’s interim Chief Financial Officer (“CFO”) and shall be succeeded by Frank Knuettel II as successor and permanent CFO of the Company on the first business day next following the Company’s public announcement of its earnings for the fiscal quarter ended March 31, 2018.

(b) The Company agrees that during the period commencing on the first day next following the final tabulation and certification (by the Company’s inspector of elections) of voting results for the election of Company directors at the 2018 Annual Meeting and through the first anniversary of such date, David L. Kanen, upon each express invitation of the Board, shall have the right to attend all or any portions of meetings of the Board as an observer (with no voting rights), subject to Mr. Kanen’s prior written agreement to comply with all of the Company’s policies applicable to the directors and officers of the Company (including, without limitation, the Company’s insider trading and other applicable policies ) and the execution of and/or agreement by Mr. Kanen to be bound by all applicable confidentiality, U.S. federal securities law trading, “no hedge/no pledge/no short, no share loan,” standstill, ethics and other agreements, policies and Company corporate governance and best practice directives to which the Company’s directors are a party or otherwise subject.

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(c) The Company agrees that within three (3) business days after the date of this Agreement, the Company shall publicly announce that (i) the Board will adopt a policy whereby, commencing with respect to the Company’s 2019 annual meeting of stockholders (and at each subsequent annual meeting of the Company’s stockholders at which directors of the Company are to be elected), any director who fails to receive a majority of the votes cast by the Company’s stockholders at such meeting “for” his or her election as a Company director immediately shall (after the final tabulation and certification by the Company’s inspector of elections of voting results), tender his or her resignation to the Nominating Committee for its consideration and acceptance or rejection (it being hereby agreed and acknowledged that any subsequent amendment or modification to such policy at any time prior to the Nomination Right Expiration Date shall require the consent of each of the Kanen Group Designees) and (ii) the Company shall continue to work with the independent executive search firm and corporate governance consultant referred to in clause (ii) of Section 1(d) hereof to address matters of Board diversity, including the addition of a new Board member within six (6) months after the date of this Agreement, who will replace one of the Board members who is serving on the Board prior to the date of this Agreement.

4. Withdrawal of Nomination; Voting of Shares.

(a)The Kanen Group hereby irrevocably withdraws its letter dated March 23, 2018 (as supplemented by its letter dated April 3, 2018 and its public announcement made on April 23, 2018) providing, in each case, notice to the Company of its intention to nominate certain individuals designated by it for election to the Board at the 2018 Annual Meeting (the “Kanen Nomination”). The Kanen Group also hereby agrees to immediately cease and terminate all mailing activities by it and its Affiliates, Associates, agents and representatives, and by Broadridge Financial Solutions, Inc., of its definitive opposition proxy materials, and to immediately cease and cause its Affiliates and Associates to cease all efforts, direct or indirect, in furtherance of the Kanen Nomination and all related solicitation activities in connection with the Kanen Nomination.

(b)Voting Commitment. From and after the date hereof and until the Nomination Right Expiration Date, the Kanen Group shall, and shall cause each of its Affiliates to, (i) appear at the 2018 Annual Meeting and each Post-2018 Annual Meeting or to otherwise cause all shares of Common Stock beneficially owned by the Kanen Group to be counted as present thereat for purposes of establishing a quorum; (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by the Kanen Group on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board), and, except in connection with any Opposition Matter (as defined below) or Other Voting Recommendation (as defined below), each of the proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement or supplement thereto in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for stockholder approval and against all matters that the Board recommends against stockholder approval; provided, however, in the event that either Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co. (“Glass Lewis”) issues a recommendation with respect to any matter (other than with respect to the election of nominees as directors to the Board or the removal of directors from the Board) that is different from the recommendation of the Board, the Kanen Group shall have the right to vote its shares of Common Stock on the Company’s proxy card or voting instruction form in accordance with either the ISS or Glass Lewis recommendation (the “Other Voting Recommendation”); and (C) not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board. No later than five (5) business days prior to the 2018 Annual Meeting and each Post-2018 Annual Meeting held prior to the expiration of the Standstill Period, the Kanen Group shall vote any shares of Common Stock beneficially owned by the Kanen Group in accordance with this Section 4(b). The Kanen Group shall not take any position, make any statement or take any action inconsistent with this Section 4(b). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions, but only to the extent submitted by the Board to the Company’s stockholders for approval: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination; (D) any tender or exchange offer; or (E) any dissolution, liquidation, or reorganization; (F) any changes in the Company’s capital structure.

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5. Regulation FD. The Kanen Group hereby acknowledges and confirms that it is aware and that the Kanen Affiliates have been advised that the U.S. federal securities laws prohibit any person who is in possession of any material non-public information about an Exchange Act reporting company from purchasing, selling or trading securities of such issuer-company. The Kanen Group acknowledges that the provisions of the SEC’s Regulation FD require the public announcement of previously non-public material information if that information is disclosed to anyone who has not agreed with an Exchange Act reporting issuer to maintain the confidentiality of that information. The Kanen Group agrees not to take, directly or indirectly, any action that would require the Company to make a public announcement pursuant to the requirements of Regulation FD.

5. Representations and Covenants.

(a)Representations and Covenants of the Kanen Group. The Kanen Group, jointly and severally, represent, warrant to and agree with the Company, as follows: (i) each member of the Kanen Group that is an entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) each member of the Kanen Group has the requisite power and authority (and, in the case of any natural person, legal capacity) to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (iii) this Agreement has been duly and validly authorized, executed and delivered by each member of the Kanen Group, constitutes a valid and binding obligation and agreement of each member of the Kanen Group and is enforceable against each member of the Kanen Group in accordance with its terms; (iv) the Kanen Group, together with the Kanen Affiliates, beneficially own, directly or indirectly, an aggregate of 2,167,596 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock, directly or indirectly, beneficially owned by the Kanen Group and the Kanen Affiliates or in which the Kanen Group or the Kanen Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (v) Kanen and its Affiliates shall inform each party with shared voting or dispositive power over such securities of the terms of this Agreement; and (vi) as of the date of this Agreement, Kanen Wealth Management and its Affiliates beneficially own in the aggregate less than 10% of the outstanding shares of Common Stock.

(b)Representations and Covenants of the Company. The Company represents and warrants to the Kanen Group that (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) the Company has the requisite corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (iii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company agrees that, during the Standstill Period, neither the Company nor any of its officers, directors or employees shall make any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or causes to be disparaged, the Kanen Group or any member of the Kanen Group.

6. Public Announcements. The parties shall make the following public announcements and/or filings with the SEC (which need not be jointly made):

(a) Promptly after the execution and delivery of this Agreement, the Company shall (i) issue a press release, in form and substance mutually acceptable to the Company and the Kanen Group, announcing the execution and delivery of this Agreement and the transactions contemplated hereby, and (ii) file with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the execution and delivery and material terms of this Agreement and appending or incorporating therein by reference this Agreement as an exhibit thereto.

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(b) The Kanen Group shall promptly, but in no case prior to the date of the filing of the Form 8-K by the Company pursuant to Section 7(a) hereof, prepare and file an amendment to its Schedule 13D with respect to the Company, reporting the beneficial ownership reflected in this Agreement and the execution and delivery of this Agreement, withdrawing the Kanen Nomination and the cessation of the other activities referred to in Section 4(a) hereof, and amending the applicable items of its Schedule 13D to conform to the obligations hereunder.

(c) None of the Kanen Group or the Kanen Affiliates shall (i) issue a press release or make any public announcement or filing in connection with this Agreement or the actions contemplated hereby or (ii) except as contemplated by this Section 7, otherwise make any public statement, filing, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, other than as mutually agreed to by the Company and the Kanen Group.

7. Miscellaneous. The parties agree that irreparable damage could occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage may not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal or state courts in Delaware, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of such federal or state courts in Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts in Delaware. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8. Expenses. The Company will reimburse the Kanen Group for its reasonable, documented fees and expenses (including legal expenses and proxy solicitation expenses) in an amount up to $200,000 incurred in connection with matters relating to the 2018 Annual Meeting and the negotiation and execution of this Agreement. Such expense reimbursement, together with all legal, proxy solicitation, investor relations, printing and mailing and other fees and expenses incurred by the Company with respect to its professional advisors and consultants in connection with Company matters relating to the 2018 Annual Meeting and the transactions contemplated by the Agreement, shall be paid in full by the Company not later than May 31, 2018. In the event that any legal action becomes necessary to enforce the Company’s rights under this Agreement, the Company, if successful, shall be entitled, in addition to its court costs, to its reasonable attorneys’ fees, expert witness fees and legal expenses.

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9. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection, or (b) if given by e-mail, when such e-mail is transmitted to the e-mail address set forth below and the appropriate confirmation is received:

if to the Company, to:              Aqua Metals, Inc.
1010 Atlantic Avenue
Alameda, CA 94501
Attention: Chief Financial Officer

With copies (which shall not constitute notice pursuant to this Section 11) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Clifford E. Neimeth, Esq.
E-mail: neimethc@gtlaw.com

and

Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attention: Daniel Donahue, Esq.
E-mail: donahued@gtlaw.com

if to the Kanen Group, to:        Kanen Wealth Management LLC
5850 Coral Ridge Drive Suite 309
Coral Springs, FL 33076
Attention: David Kanen

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With a copy (which shall not constitute notice pursuant to this Section11) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Andrew Freedman, Esq.

E-mail: afreedman@olshanlaw.com

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

13. No Third-Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

14. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AQUA METALS, INC.

By:	/s/ Thomas Murphy
	Name:	Thomas Murphy
	Title:	Chief Financial Officer

/s/ David L. Kanen
David L. Kanen

KANEN WEALTH MANAGEMENT LLC

By:	/s/ David L. Kanen
	Name:	David L. Kanen
	Title:	Managing Member

[Signature page to Settlement Agreement]